Exhibit  22.1


Global Environmental Energy Corp. to Trade with New Symbol as OTCBB: GEECE

Monday, September 20, 10:25 am ET

NEW ORLEANS, La.--(BUSINESS WIRE)--Sept. 20, 2004--Global Environmental Energy Corp., formerly know as Life Energy & Technology Holdings, Inc. (OTCBB: LETH -
News), today announced its new trading symbol will be OTCBB: GEECE.


About Global Environmental Energy Corp.


Global Environmental Energy Corp (OTCBB: GEECE - News) intends to become a fully integrated energy company whose interests will include traditional oil and gas and alternative energy sources, environmental infrastructure and electrical micro-power generation. Global Environmental Energy Corp.'s, unique proprietary technology, EcoTechnology(TM), supplies energy through an efficient and environmentally safe process.


The Biosphere Process(TM) System, a central part of the EcoTechnology(TM) system, can safely and efficiently processes traditional and non-traditional waste materials into electricity and other beneficial by-products. The Biosphere Process(TM) can assist in solving the global waste problem by converting into clean, green electricity such waste materials as: municipal solid waste (MSW), agricultural surpluses, agricultural effluents, forestry wastes, sewage sludge, medical waste, industrial wastes, flared natural gas, shale oil, sour natural gas, high sulfur oils, waste bilge oil, waste drilling muds and fluids; and many other traditional and non-traditional waste materials.


This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company's financing plans; (ii) trends affecting the Company's financial condition or results of operations;
(iii) the Company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The company does not spam or endorse spam, and has no control over third party spamming.


----------------------
Contact:
     Global Environmental Energy
     Dr. C.A. McCormack, 877-723-6315
     www.le-th.com